YIELDQUEST ADVISORS, LLC

3575 Piedmont Road, Suite 1550

Atlanta, Georgia 30309

(866) 978-3781

July 6, 2005

Letter Agreement

To:        YieldQuest Funds Trust (the “Trust”)

              3575 Piedmont Road, Suite 1550

              Atlanta, Georgia 30309

Dear Ladies and Gentlemen:

              Pursuant to the Investment Advisory Agreement approved by the Board of Trustees on June 27, 2005, you have engaged us to act as the investment adviser to the following series of the Trust:  YieldQuest Core Equity Fund (the “Equity Fund”), YieldQuest Total Return Bond Fund (the “Total Return Fund”) and YieldQuest Tax-Exempt Bond Fund (“Tax-Exempt Fund”).

Effective upon the commencement of operations of a Fund through the end of each such Fund’s second fiscal year, we hereby agree to waive our advisory fees and/or agree to reimburse Fund expenses, but only to the extent necessary to maintain the Fund’s total annual operating expenses, except brokerage fees and commissions, borrowing costs (such as interest and dividend expenses on securities sold short), taxes and extraordinary expenses at 1.19%, 0.79% and 0.79% of the average daily net assets of the Equity Fund, Total Return Fund and Tax-Exempt Fund, respectively.  Any waiver or reimbursement by us to a Fund is subject to repayment by that Fund in the three fiscal years following the fiscal year in which the expenses occur; provided that such Fund is able to make the repayment without exceeding its expense limitation as listed above.

                                                                                            Very truly yours,

                                                                                            YIELDQUEST ADVISORS, LLC.

                                                                                            By /s/ Jay K. Chitnis

                                                                                                 Name:  Jay K. Chitnis

                                                                                                 Title:    President

Acceptance

The foregoing is hereby accepted.

                                                                                            YIELDQUEST FUNDS TRUST

                                                                                            By: /s/ Jay K. Chitnis

                                                                                                  Name: Jay K. Chitnis

                                                                                                  Title:  Chairman